Exhibit 99.1

NEWS RELEASE

POPEYES LOUISIANA KITCHEN, INC. REPORTS PRELIMINARY FISCAL 2016 OPERATING RESULTS

Atlanta—Popeyes Louisiana Kitchen, Inc. (NASDAQ: PLKI), the franchisor and operator of Popeyes® restaurants, today reported selected unaudited results for its fiscal fourth quarter and fiscal year which ended December 25, 2016.

Popeyes Chief Executive Officer Cheryl Bachelder stated, “We are pleased to report another year of strong growth for the Popeyes brand. We generated annual global same-store sales growth of 1.7%. Our footprint continues to expand with 216 net new global openings: 118 domestic and 98 international. We are excited about our future and achieving our long term strategic growth goals. The Popeyes team remains dedicated to serving our franchisees well and creating value for our shareholders.”

FY 2016 Preliminary	Results	Previous Guidance
Global same-store sales	1.7%	1.0% to 2.0%
Global new restaurant openings	216	200 to 235
Net new global restaurants openings	159	140 to 185
Reported earnings per share – GAAP	$1.99 to $2.01	$2.00 to $2.05
Adjusted earnings per share(1) —Non-GAAP	$2.10 to $2.12	$2.10 to $2.15

Global same-store sales increased 2.8% in the fourth quarter with an increase in domestic same-store sales of 3.0%. The fourth quarter compounded two-year global same-store sales growth was 5.7%. For the full year, global same-store sales increased 1.7%. Annual compounded two-year global same-store sales growth was 7.7%.

During the fourth quarter, the Popeyes’ system opened 52 domestic and 37 international restaurants, bringing full year 2016 openings to 216 restaurants, compared to 219 restaurants last year. The Popeyes system permanently closed 57 restaurants in fiscal 2016, resulting in net new restaurant openings of 159 restaurants, compared to 166 net restaurants in 2015.

Based on its fourth quarter sales and store opening performance, the Company now expects fiscal 2016 reported earnings per diluted share (“EPS”) will be in the range of $1.99 to $2.01, which includes impacts of asset impairments and other non-operating items. Adjusted earnings per diluted share are expected to be in the range of $2.10 to $2.12, compared to $1.91 in fiscal 2015, an increase of approximately 10%. The Company’s previous guidance for adjusted earnings per share was $2.10 to $2.15.

The Company is currently in discussions with its lenders regarding a $150 million expansion of its current $250 million revolving credit facility with the intention to increase total leverage ratio to 2.5 to 3.5 times by the end of 2017. The Company plans to provide an update on uses of cash and additional debt capacity during its fourth quarter earnings call.

The Company’s Annual Report on Form 10-K for its fiscal year 2016, which ended December 25, 2016, will be filed on Wednesday, February 22, 2017, after market close. The Company will host a conference call on Thursday, February 23, 2017, at 9:00 a.m. Eastern Time to review results and provide guidance for fiscal 2017.

(1) Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

NEWS RELEASE

Popeyes Louisiana Kitchen, Inc.

Same-store Sales and Restaurant Count

	12 Weeks Ended		Fiscal Year
	12/25/16	12/27/15	12/25/16	12/27/15
Same-store sales growth
Company-operated restaurants	(0.7)%	(3.0)%	(2.4)%	(0.4)%
Domestic franchised restaurants	3.1%	2.2%	1.5%	6.0%
Total domestic (company-operated and franchised restaurants)	3.0%	2.0%	1.4%	5.7%
International franchised restaurants	1.6%	8.4%	4.4%	7.0%
Total global system	2.8%	2.8%	1.7%	5.9%

Company-operated restaurants (all domestic)
Restaurants at beginning of period	72	68	70	65
New restaurant openings	—	2	2	5
Transfer to franchised restaurants	(17)	—	(17)	—

Restaurants at end of quarter	55	70	55	70

Franchised restaurants (domestic)
Restaurants at beginning of period	1,964	1,857	1,900	1,805
New restaurant openings	52	52	116	120
Transfer from Company-operated restaurants	17	—	17	—
Permanent closings	(6)	(8)	(15)	(21)
Temporary (closings)/re-openings, net	(15)	(1)	(6)	(4)

Restaurants at end of quarter	2,012	1,900	2,012	1,900

Franchised restaurants (international)
Restaurants at beginning of period	595	550	569	509
New restaurant openings	37	28	98	94
Permanent closings	(10)	(13)	(42)	(32)
Temporary (closings)/re-openings, net	(1)	4	(4)	(2)

Restaurants at end of quarter	621	569	621	569

Total restaurant count at end of quarter	2,688	2,539	2,688	2,539

NEWS RELEASE

Management’s Use of Non-GAAP Financial Measures

Adjusted earnings per diluted share: Calculation and Definition

The Company defines adjusted earnings for fiscal 2015 as the Company’s reported net income after adjusting for certain non-operating items consisting of the following: (i) other expenses (income) net of $0.4 million for recoveries under Deepwater Horizon Economic and Property Damages Settlement Program and $0.2 million net gain on the sale of assets offset by $0.5 million related to executive transition expenses and $0.1 million net loss on the sale and disposal of assets and (ii) the tax effect of these adjustments.

Adjusted earnings per diluted share provides the per share effect of adjusted net income on a diluted basis. The following table reconciles on a historical basis for fiscal 2015, the Company’s adjusted earnings per diluted share on a consolidated basis to the line on its Consolidated Statement of Operations entitled Net income, which the Company believes is the most directly comparable GAAP measure on its Consolidated Statement of Operations:

(in millions, except per share data)	Fiscal 2015
Net income	$44.1
Other expense (income), net	—
Tax effect	—

Adjusted earnings	$44.1

Adjusted earnings per diluted share	$1.91

Weighted average diluted shares outstanding	23.1

Corporate Profile

Popeyes Louisiana Kitchen, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest Quick-Service Restaurant (“QSR”) chicken concept based on number of units. As of December 25, 2016, Popeyes had 2,688 operating restaurants in the United States, three territories, and 25 foreign countries. The Company’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. Popeyes Louisiana Kitchen, Inc. can be found at www.popeyes.com.

NEWS RELEASE

Forward-Looking Statements:

This Press Release contains “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Forward-looking statements are statements that do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Examples of such statements in this Press Release include discussions regarding the Company’s projections and expectations regarding same-store sales for fiscal 2016 and beyond, expectations regarding future growth, guidance for restaurant openings and closures, and the Company’s anticipated 2016 and long-term performance, including adjusted earnings per diluted share, and similar statements of belief or expectation regarding future events. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, our ability to protect our information systems against cyber attacks or information security breaches, our ability to protect individually identifiable data of our customers, franchisees and employees, instances of e. coli, norovirus, avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2016 Revolving Credit Facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in our 2016 Revolving Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in the Company’s 2015 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, which can be found at the SEC’s website www.sec.gov. The discussions of these risks are specifically incorporated by reference in this Press Release.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. Although we believe any forward looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward looking statements. Further, we have not yet completed closing procedures for fiscal fourth quarter or full year 2016, and our independent registered public accounting firm has not yet reviewed or audited the results. Accordingly, these preliminary results are subject to change pending finalization, and actual results could differ materially as we finalize such results. Therefore, you should not place undue reliance on any forward-looking statements.

Any forward-looking statement made by Popeyes Louisiana Kitchen, Inc. in this Press Release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

PLKI Contact Information

Investor inquiries	Media inquiries:
Popeyes Louisiana Kitchen, Inc.	Popeyes Louisiana Kitchen, Inc.
Anita Booe, 404-459-4665	Renee Kopkowski, 404-459-4630
Director, Investor Relations	Vice President, Brand Communications
anita.booe@popeyes.com	renee.kopkowski@popeyes.com

4